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                                                               Exhibit (a)(1)(i)

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                                                                   PRESS RELEASE
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                              PERKINS PAPERS LTD.,   TELEPHONE :  (450) 444-6400
                              CASCADES GROUP               FAX :  (450) 444-6455
                              77 MARIE-VICTORIN BLVD.
                              CANDIAC
                              (QUEBEC) CANADA
                              J5R 1C3




               PERKINS PAPERS LTD. ANNOUNCES EARLY TERMINATION OF
          HART-SCOTT-RODINO WAITING PERIOD RELATING TO THE ACQUISITION
                              OF WYANT CORPORATION


CANDIAC (QUEBEC) SEPTEMBER 21, 2000 -- Perkins Papers Ltd. (TSE, symbol: PKN) announces that it had received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the proposed acquisition of Wyant Corporation. The tender offer for all the outstanding shares of Wyant Corporation common stock is currently scheduled to expire at midnight on Thursday, October 5, 2000.

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Perkins Papers Ltd. is the second largest producer of tissue paper in Canada and the seventh largest in North America. Perkins operates six mills and converting plants, five of which are located in Quebec and one in North Carolina, with a workforce of 950 employees. Perkins's industrial infrastructure includes eight paper machines with a combined annual capacity of 262,000 short tonnes of tissue paper. The Corporation also operates 38 converting units. A large share of its production is converted into finished and semi-finished products such as bathroom tissue, household towels, facial tissue, napkins and hand towels. To complete its product lines, Perkins also produces folding cartons and kraft paper bags. The Company sells its products under its own brand names such as, Cascades-Registered-, Satin Soft-Registered-, Doucelle-Registered-, Decor-Registered-, North River-Registered-, Perkins-Registered- and Horizon-Registered- as well as under private labels. Perkins trades on the Toronto Stock Exchange under the symbol PKN.

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FOR FURTHER INFORMATION:

Ms. Suzanne Blanchet                      Mr. Stephane Milot
President and Chief Executive Officer     Director - Investor Relations
Perkins Papers Ltd.                       Cascades Group
(450) 444-6400                            (514) 282-2681
SBLANCHET@PERKINS.CA                      smilot@cascades.com

WEB SITE:  www.perkins.ca